ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                EXETER FUND, INC.


     EXETER FUND, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland, having its principal place of business at 1100 Chase Square, Rochester, New York 14604, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940. As hereinafter set forth, the Corporation has classified its authorized, unissued and unclassified capital stock in accordance with Section 2-105(c) of the Maryland General Corporation Law and under authority contained in the Articles of Incorporation of the Corporation.

     SECOND: Pursuant to the authority contained in Section 2-605 (a) (4) of the Maryland General Corporation Law and under authority contained in Article V of the Articles of Incorporation, the Board of Directors, by a resolution adopted by unanimous consent, voted to change the name of the World Opportunities Series II shares to the Overseas Series and the name of the All-Equity Series shares to the Equity Series.

     THIRD: Pursuant to the authority contained in Section 2-605(a)(4) of the Maryland General Corporation Law and under authority contained in Article V of the Articles of Incorporation, the Board of Directors desires to change the name of the World Opportunities Series II to the Overseas Series and the name of the All-Equity Series to the Equity Series.

     FOURTH: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, the Board of Directors has determined to file of record Articles of Amendment, which Amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law, and was approved by a majority of the Board without action by shareholders, and that such Amendment is solely for the purpose of changing the designation of the World Opportunities Series II and the All-Equity shares.

     FIFTH: The Articles of Amendment of the Corporation are hereby amended by changing the share designations of the series of the Fund as follows: World Opportunities Series II Shares shall be designated as Overseas Series Shares and the All-Equity Series Shares shall be designated as Equity Series Shares.

     SIXTH: Each share of the Overseas Series and the Equity Series common stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation, as amended.

     SEVENTH: The officers of the Corporation be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writings, including but not limited to Articles Amendment to be filed with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, in the name of the Corporation and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions.

     EIGHTH: The aforesaid action by the Board of Directors of the Corporation was taken pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

     IN WITNESS WHEREOF, EXETER FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 14 June, 2002.


     EXETER  FUND,  INC.




By:     /s/.  B.  Reuben  Auspitz
     B.  Reuben  Auspitz
     Vice  President

[Seal]




I, Jodi L. Hedberg, Corporate Secretary, hereby acknowledge on behalf of Exeter Fund, Inc. that the foregoing Articles of Amendment are the corporate act of said corporation under the penalties of perjury. Md C&A Section 1-301



/s/  Jodi  L.  Hedberg

Jodi  L.  Hedberg
Secretary